n e w s r e l e a s e	Exhibit 99.1 Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com
Kelley Murphy
Humana Corporate Communications
(502) 224-1755
e-mail: Kmurphy26@humana.com

Humana Reports Second Quarter 2020 Financial Results;
Continues Proactive Relief Efforts Amid Pandemic

•Ongoing actions to support its members, providers, employees, and communities during the COVID-19 pandemic, including the donation of an additional $150 million to the Humana Foundation to address social determinants of health in an effort to promote more healthy days and encourage greater health equity
•Reports 2Q20 earnings per diluted common share (EPS) of $13.75 on a GAAP basis, $12.56 on an Adjusted basis; reports YTD 2020 EPS of $17.31 on a GAAP basis, $17.97 on an Adjusted basis
•Comments on FY 2020 guidance:
◦FY 2020 GAAP EPS expected to be in a range of $17.36 to $17.86
◦Reaffirms FY 2020 Adjusted EPS guidance range of $18.25 to $18.75 while acknowledging the inherent uncertainty surrounding the ongoing pandemic
◦Increases full year expected individual Medicare Advantage membership growth to 330,000 to 360,000 members from previous range of 300,000 to 350,000 members

LOUISVILLE, KY (August 5, 2020) – During the second quarter of 2020, Humana Inc. (NYSE: HUM) continued to take actions to protect, inform, and care for its members, providers, employees, and other stakeholders during the COVID-19 crisis. Specifically, Humana took the following actions to support its members:
•waiving all cost sharing for in-network primary care, outpatient behavioral health, and telehealth visits for the remainder of 2020 for its Medicare Advantage members, to reduce financial barriers to members seeking to re-engage with their providers, while continuing to encourage the use of telehealth;
•making it easier for members to be tested for COVID-19 by offering a pilot at-home testing program, as well as collaborating with other providers to deploy drive-thru testing at hundreds of sites throughout the country;
•mailing in-home screening kits to members, to encourage members to seek preventive care that may have been delayed during the pandemic;
•proactively delivering safety kits, including face masks, to member and employee homes to facilitate access to care and support visits to providers safely;
•continuing to extend grace periods for premium payments for its fully-insured commercial group members, to ensure continuity of coverage during times of financial stress; and
•providing a concierge line dedicated to COVID-19 related inquires.

In addition, Humana took steps to support its provider partners and boost system viability:
•expanding modifications to certain utilization management processes, to ease administrative stress and make sure providers are able to most efficiently care for their patients; and
•simplifying and expediting claims processing and releasing approximately $1 billion in advanced funding to providers, to get reimbursement payments to providers as quickly as possible and ease financial concerns so that members are able to continue to access the care and information they need.

Finally, Humana continued to support the communities it serves by donating $200 million ($150 million during the second quarter) to the Humana Foundation to address social determinants of health in an effort to promote more healthy days and encourage greater health equity.

Humana's second quarter results of operations were materially impacted by the significant, temporary deferral of care resulting from stay-at-home orders, physical distancing measures, and other restrictions on movement and economic activity implemented throughout the country to reduce the spread of COVID-19. Hospital admissions and utilization were significantly depressed in April, increased throughout May and June, and remained modestly below normal at the close of the quarter. The impact of the deferral of care on second quarter results was partially offset by COVID-19 testing and treatment costs, as well as the company's ongoing pandemic relief efforts.

Humana anticipates its second quarter results will be offset in the latter half of 2020 as demand for previously deferred care normalizes, combined with the financial impact of the company's ongoing relief efforts to ease the burden of the pandemic for its constituents, which is heavily weighted to the second half of 2020. As the COVID-19 pandemic progresses, Humana will continue to monitor the impact on the company and all of its stakeholders and adjust its response accordingly, proactively leveraging its integrated care delivery model to best serve its members, partnering with federal and state governments to develop comprehensive and actionable response plans, minimizing the impact on its provider partners, and advancing the long-term sustainability of the company and the healthcare system.

“As we continue to navigate the global coronavirus pandemic, Humana is committed to ongoing investments in benefits and initiatives designed to improve access to care and ease the financial burden for our members, employer groups and providers,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “We remain focused on being responsive to our member and patient needs and providing convenient and safe choices of care. Among many preventive clinical interventions, we are distributing 1 million in-home screening kits to members. Members can also engage with nurse practitioners and primary care physicians in the home, or via telehealth, to identify and address gaps in care. These measures are increasing access to preventive and routine care that many members have delayed during the pandemic, ensuring proper diagnoses and improved clinical outcomes.”

Summary of Quarterly and Year to Date Results

Humana today reported consolidated pretax income and diluted earnings per common share (EPS) for the quarter ended June 30, 2020 (2Q20) versus the quarter ended June 30, 2019 (2Q19) and for the six months ended June 30, 2020 (YTD 2020) versus the six months ended June 30, 2019 (YTD 2019) as follows.

Consolidated income before income taxes and equity in earnings (pretax income) In millions	2Q20 (a)	2Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
Generally Accepted Accounting Principles (GAAP)	$2,586	$1,229	$3,303	$1,975
Amortization associated with identifiable intangibles	22	18	43	36
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(227)	(174)	70	(135)
Adjusted (non-GAAP)	$2,381	$1,073	$3,416	$1,876

Diluted earnings per common share (EPS)	2Q20 (a)	2Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
GAAP	$13.75	$6.94	$17.31	$11.10
Amortization associated with identifiable intangibles	0.13	0.10	0.26	0.20
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(1.32)	(0.99)	0.40	(0.77)
Adjusted (non-GAAP)	$12.56	$6.05	$17.97	$10.53
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

Please refer to the tables above, as well as the consolidated and segment highlight sections in the detailed earnings release for additional discussion of the factors impacting the year-over-comparisons.
In addition, below is a summary of key consolidated and segment statistics comparing 2Q20 to 2Q19 and YTD 2020 to YTD 2019.

Humana Inc. Summary of Quarterly Results (dollars in millions, except per share amounts)	2Q20 (a)	2Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
Consolidated results:
Revenues - GAAP	$19,083	$16,245	$38,018	$32,352
Pretax income - GAAP	$2,586	$1,229	$3,303	$1,975
Pretax income - Adjusted	$2,381	$1,073	$3,416	$1,876
EPS - GAAP	$13.75	$6.94	$17.31	$11.10
EPS - Adjusted	$12.56	$6.05	$17.97	$10.53
Benefits expense ratio - GAAP	76.4%	84.4%	80.7%	85.3%
Operating cost ratio - GAAP	12.4%	10.6%	11.8%	10.5%
Operating cash flows - GAAP	$3,067	$1,434	$3,541	$2,330
Parent company cash and short term investments	$2,452	$1,871
Debt-to-total capitalization	35.1%	32.5%
Retail segment results:
Revenues - GAAP	$16,961	$14,158	$33,723	$28,171
Benefits expense ratio - GAAP	78.3%	85.2%	82.4%	86.7%
Operating cost ratio - GAAP	9.7%	8.5%	9.4%	8.4%
Segment earnings - GAAP	$1,989	$856	$2,674	$1,321
Segment earnings - Adjusted	$1,993	$860	$2,682	$1,329
Group and Specialty segment results:
Revenues - GAAP	$1,835	$1,874	$3,700	$3,761
Benefits expense ratio - GAAP	67.0%	86.3%	73.1%	81.3%
Operating cost ratio - GAAP	23.8%	21.7%	23.4%	21.8%
Segment earnings - GAAP	$287	$5	$392	$170
Segment earnings - Adjusted	$288	$6	$394	$172
Healthcare Services segment results:
Revenues - GAAP	$6,941	$6,387	$14,026	$12,485
Operating cost ratio - GAAP	95.1%	96.1%	95.6%	96.3%
Segment earnings - GAAP	$317	$224	$567	$399
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$390	$294	$709	$532

2020 Earnings Guidance
Humana is revising its GAAP EPS guidance range for the year ending December 31, 2020 (FY 2020) to $17.36 to $17.86 from the previous range of $16.04 to $16.54, reflecting the YTD 2020 impact of the company's non-consolidating minority interest put/call valuation adjustments. While acknowledging the inherent uncertainty surrounding the ongoing crisis, Humana is maintaining its FY 2020 Adjusted EPS range of $18.25 to $18.75. For comparison, FY 2020 GAAP and Adjusted EPS guidance is detailed below along with GAAP and Adjusted results for the year ended December 31, 2019 (FY 2019).
The company is revising its net membership growth estimate for its individual Medicare Advantage products now expecting growth in a range of 330,000 to 360,000 members for FY 2020 compared to the previous guidance growth range of 300,000 to 350,000 members. This anticipated increase in 2020 represents year-over-year growth of approximately 10 percent at the midpoint of the guidance range.
The company is reiterating its expectations for group Medicare Advantage net membership gains for FY 2020, projecting an increase of approximately 90,000 members year over year.
For its stand-alone PDP business, Humana continues to estimate a net membership decline of approximately 550,000 members for FY 2020.
Given the likelihood of significant variability of results by financial statement line item (and related ratios), Humana previously withdrew its additional FY 2020 detailed guidance points that were initially provided as part of the company's fourth quarter 2019 earnings release dated February 5, 2020.

Diluted earnings per common share	FY 2020 Guidance (f)	FY 2019 (g)
GAAP	$17.36 to $17.86	$20.10
Amortization of identifiable intangibles	0.49	0.40
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.40	(2.89)
Charges associated with workforce optimization	-	0.26
Adjusted (non-GAAP) – FY 2020 projected; FY 2019 reported	$18.25 to $18.75	$17.87

Detailed Press Release
Humana’s full earnings press release including the statistical pages has been posted to the company’s Investor Relations site and may be accessed at https://humana.gcs-web.com/ or via a current report on Form 8-K filed by the company with the Securities and Exchange Commission this morning (available at www.sec.gov or on the company’s website).

Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
All parties interested in the company’s 2Q20 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 2Q20 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 12:15 p.m. Eastern time on August 5, 2020 until 10:59 p.m. Eastern time on October 4, 2020 and can be accessed by dialing 855-859-2056 and providing the conference ID #7379965.
Footnotes
(a) 2Q20 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $22 million pretax, or $0.13 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $227 million, or $1.32 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.

(b) 2Q19 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $18 million pretax, or $0.10 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $174 million, or $0.99 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.

(c ) YTD 2020 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $43 million pretax, or $0.26 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments.

•Put/call valuation adjustments of approximately $70 million or $0.40 per diluted common share, associated with Humana's non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.

(d) YTD 2019 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $36 million pretax, or $0.20 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments.
•Put/call valuation adjustments of approximately $135 million, or $0.77 per diluted common share, associated with Humana's non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.

(e) The Healthcare Services segment Adjusted EBITDA includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from all lines of business within the segment. The Adjusted EBITDA also includes the impact of Humana’s 40% minority interest in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.

(f) FY 2020 Adjusted EPS projections exclude the following:
•Amortization expense for identifiable intangibles of approximately $0.49 per diluted common share.
•Put/call valuation adjustments of $0.40 per diluted common share related to Humana's non-consolidating minority interest investments. FY20 GAAP EPS guidance excludes the impact of future value changes of put/call options related to Humana’s non-consolidating minority interest investments. The future value change of these put/call options cannot be estimated.

(g) FY 2019 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $70 million pretax, or $0.40 per diluted common share.
•Put/call valuation adjustments of approximately $506 million, or $2.89 per diluted common share, associated with Humana’s non-consolidating minority interest investments.
•Expense associated with involuntary workforce reduction of approximately $47 million pretax, or $0.26 per diluted common share.

Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt our operations or in the unintended dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread to over 200 countries, including every state in the United States. On March 11, 2020 the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020 the United States declared a national emergency with respect to COVID-19.

Governmental and non-governmental organizations may not effectively combat the spread and severity of COVID-19, increasing the potential for harm for Humana’s members. If the spread of COVID-19 is not contained, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, which may increase significantly as a result of higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs. Over time, Humana may also experience increased costs or decreased revenues if, as a result of the company’s members being unable to see their providers due to actions taken to mitigate the spread of COVID-19, Humana is unable to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles. In addition, Humana is offering its members expanded benefit coverage, such as providing full coverage for COVID-19 diagnostic testing and treatment, certain additional coverages have been mandated by governmental action, and Humana is taking actions designed to help provide financial and administrative relief for the health care provider community. Such measures and any further steps taken by Humana, or governmental action, to continue to respond to and address the ongoing impact of COVID-19, including further expansion or modification of the services delivered to its members, the adoption or modification or regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements, further relief for the health care provider community, or in connection with the relaxation of stay-at-home and physical distancing orders and other restrictions on movement and economic activity, including the potential for widespread testing as a component of lifting these measures, could adversely impact the company’s profitability.

The spread and impact of COVID-19, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. Humana has transitioned a significant subset of its employee population to a remote work environment in an effort to mitigate the spread of COVID-19, as have a number of the company’s third-party service providers, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal information or proprietary or confidential information about the company or its members or other third-parties. The outbreak of COVID-19 has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting

Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.

The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting, or reimposing restrictions on movement and economic activity and ultimately a vaccine, and related risks. The magnitude and duration of the pandemic and its impact on Humana’s business, results of operations, financial position, and cash flows is uncertain as this continues to evolve globally, but such impacts could be material to the company’s business, results of operations, financial position and cash flows.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•Form 10-K for the year ended December 31, 2019;
•Form 10-Q for the quarter ended March 31, 2020; and

•Form 8-Ks filed during 2020.
About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information